Registration Statement No.333-285508
Filed Pursuant to Rule 433

Subject to Completion, dated September 03, 2026
Pricing Supplement to the Prospectus dated March 25, 2025,
the Prospectus Supplement dated March 25, 2025 and the Product Supplement dated March 25, 2025

US$ [ ]
Senior Medium-Term Notes, Series K
Autocallable Buffer Enhanced Return Notes due September 16, 2031
Linked to the Least Performing of the shares of the VanEck® Gold Miners ETF and the shares of VanEck® Oil Services ETF the shares of the State Street® SPDR ® S&P® Oil & Gas Exploration & Production ETF

•	The notes are designed for investors who are seeking 125.00% leveraged positive return based on any appreciation in the level of the least performing of the shares of the VanEck® Gold Miners ETF and the shares of VanEck® Oil Services ETF the shares of the State Street® SPDR ® S&P® Oil & Gas Exploration & Production ETF (each, a "Reference Asset" and, the least performing, the "Least Performing Reference Asset") if the notes are not automatically redeemed prior to maturity. Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forego any potential to participate in any increase in the level of the Reference Asset if the notes are automatically redeemed, be willing to forego any interest payments, and be willing to lose some or all of their principal at maturity if the notes are not automatically redeemed prior to maturity.
•	On December 11, 2026, if the closing level of each Reference Asset is greater than 80.00% of its Initial Level (its “Call Level”), the notes will be automatically redeemed. On the corresponding settlement date (the “Call Settlement Date"), investors will receive their principal amount plus the applicable Call Amount (which represents a return of approximately 36.00% per annum). After the notes are redeemed, investors will not receive any additional payments in respect of the notes and will not participate in any positive performance of the Reference Assets.
•	If the notes are not automatically redeemed and the Least Performing Reference Asset decreases by more than 30.00% from its Initial Level, investors will lose approximately 1.4286% of the principal amount for each 1% decrease in the level of the Least Performing Reference Asset from its Initial Level to its Final Level in excess of 30.00%. In such a case, you will receive a cash amount at maturity that is less than the principal amount, and may lose up to 100.00% of your principal amount at maturity.
•	Investing in the notes is not equivalent to a direct investment in the Reference Assets.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The CUSIP number of the notes is 06376MDM3.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:1

Pricing Date:	September 11, 2026	Valuation Date:	September 11, 2031
Settlement Date:	September 16, 2026	Maturity Date:	September 16, 2031

1Expected. See “Key Terms of the Notes” below for additional details.

	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
Per Note Total	100% [ ]	0.00% [ ]	100.00% [ ]

1 We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes. Selected dealers will receive a structuring fee of up to $2.50 from us or one of our affiliates for each note. The costs included in the “Price to Public” above will also include fees paid to one or more electronic platforms for providing certain electronic platform services with respect to this offering, where selected dealers implement or utilize such providers.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $979.00 per $1,000 in principal amount. The estimated initial value of the notes on the Pricing Date may differ from this value but will not be less than $930.00 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Assets:	The shares of the VanEck® Gold Miners ETF (ticker symbol "GDX") and the shares of VanEck® Oil Services ETF (ticker symbol "OIH") and the shares of the State Street® SPDR ® S&P® Oil & Gas Exploration & Production ETF (ticker symbol "XOP"). See "The Reference Assets" below for additional information.

Underlying Index:	With respect to the VanEck® Gold Miners ETF, the MarketVector Global Gold Miners Index, and with respect to the VanEck® Oil Services ETF, the MVIS® US Listed Oil Services 25 Index, and with respect to the State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF, the S&P® Oil & Gas Exploration & Production Select Industry® Index.

Automatic Redemption:	On December 11, 2026, if the closing level of each Reference Asset is greater than its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the notes and you will not participate in any positive performance of the Reference Assets.

Payment upon Automatic Redemption:	If the notes are automatically redeemed, then, on the corresponding Call Settlement Date, investors will receive their principal amount plus the applicable Call Amount.

Observation Date, Call Settlement Date and Call Amount:[1,2]
Observation Date	Call Amount (per Note)	Potential Call Settlement Date
December 11, 2026	$90.00	December 16, 2026
The Call Amount represents a return of approximately 36.00% per annum.

Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Least Performing Reference Asset:

If the Final Level of the Least Performing Reference Asset is greater than or equal to its Initial Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset x Upside Leverage Factor)]

If the Final Level of the Least Performing Reference Asset is less than its Initial Level, but is not less than its Buffer Level, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return.

If the Final Level of the Least Performing Reference Asset is less than its Buffer Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset + Buffer Percentage) x Downside Leverage Factor]

In this case, investors will lose approximately 1.4286% of their principal for each 1% that the Final Level of the Least Performing Reference Asset declines from its Initial Level in excess of 30.00%. You may lose all of the principal amount of your notes.

Upside Leverage Factor:	125.00%

Downside Leverage Factor:	A percentage equal to the quotient of 100% divided by 70% (approximately 142.86%)

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.

Percentage Change:	With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula: ( Final Level - Initial Level ) Initial Level

Initial Level:[2]	With respect to each Reference Asset, the closing level of that Reference Asset on the Pricing Date.

Call Level:[2]	With respect to each Reference Asset, 80.00% of its Initial Level.

Buffer Level:[2]	With respect to each Reference Asset, 70.00% of its Initial Level.

Buffer Percentage:[2]	30.00% Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Least Performing Reference Asset does not decrease by more than 30.00% over the term of the notes. If the Final Level of the Least Performing Reference Asset is less than its Buffer Level, you will receive less than the principal amount of your notes at maturity and you could lose up to 100.00% of the principal amount of your notes.

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Final Level:	With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date.

Pricing Date:[1]	September 11, 2026

Settlement Date:[1]	September 16, 2026

Valuation Date:[1]	September 11, 2031

Maturity Date:[1]	September 16, 2031

Physical Delivery Amount:	We will only pay cash on the Maturity Date, and you will have no right to receive any shares of any Reference Asset.

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Expected and subject to the occurrence of a market disruption event, as described in the accompanying product supplement. If we make any change to the expected Pricing Date and Settlement Date, the Valuation Date and Maturity Date will be changed so that the stated term of the notes remains approximately the same.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)” and “— Adjustments to Reference Asset that Is an ETF” in the product supplement for additional information.

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Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes assuming the notes are not automatically redeemed, based on various hypothetical Final Levels (and the corresponding Percentage Change) of the Least Performing Reference Asset, reflecting the 125.00% Upside Leverage Factor, Buffer Level of 70.00% of the Initial Level and the Downside Leverage Factor of approximately 142.86%. Please see “Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes” below for more detailed examples. If the notes are automatically redeemed, investors will receive their principal amount plus the applicable Call Amount. After the notes are redeemed, investors will not receive any additional payments in respect of the notes and will not participate in any positive performance of the Reference Assets.

Hypothetical Percentage Change of the Least Performing Reference Asset	Participation in Percentage Change	Hypothetical Return of the Notes
20% 10%	125.00% Upside Exposure	25.00% 12.50%
-10% -30%	Buffer Level of 70.00% of Initial Level	0% 0%
-40% -60%	Approximately 1.4286x Loss Beyond Buffer Level	-14.286% -42.587%

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Additional Terms of the Notes

You should read this document together with the product supplement dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000121465925004741/g324250424b2.htm

Prospectus supplement dated March 25, 2025 and prospectus dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC's website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement and product supplement) if you request it by calling our agent toll-free at 1-877-369-5412.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed and the Final Level of any Reference Asset is less than its Buffer Level, you will lose approximately 1.4286% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level in excess of the Buffer Percentage. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be zero. Accordingly, you could lose your entire investment in the notes.
•	Your return on the notes will be determined solely by reference to the Least Performing Reference Asset, even if any other Reference Assets perform better. -Your payment at maturity will be determined by reference to the performance of the Least Performing Reference Asset. Even if the levels of any other Reference Assets have performed more favorably (either by increasing by a greater amount over the term of the notes if the Percentage Change of the Least Performing Reference Asset is positive or by increasing or experiencing a decline that is less than that of the Least Performing Reference Asset if the Percentage Change of the Least Performing Reference Asset is negative), your return at maturity will only be determined by reference to the performance of the Least Performing Reference Asset.
•	The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. — The notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, a decrease of the level of one basket component could be mitigated by the increase of the level of the other basket components, as scaled by the weighting of that basket component. However, in the case of the notes, the individual performance of each Reference Asset will not be combined, and the performance of one Reference Asset will not be mitigated by any positive performance of any other Reference Assets. Instead, your return at maturity will depend solely on the Final Level of the Least Performing Reference Asset.
•	Your notes are subject to automatic early redemption. — We will redeem the notes if the closing level of each Reference Asset on any Observation Date is greater than its Call Level. Following an automatic redemption, you may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
•	If the notes are automatically redeemed, your return on the notes is limited to the potential Call Amount regardless of any increase in the level of the Reference Assets. — If the notes are automatically redeemed, you will not receive a payment with a value greater than your principal amount plus the applicable Call Amount, even if the levels of the Reference Assets exceed their Call Level by a substantial amount. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Call Amount if the notes are automatically redeemed.
•	If the notes are not automatically redeemed, your return may be less than if the notes were automatically redeemed and may be negative. — If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Least Performing Reference Asset over the term of the notes, which may be negative. If the levels of the Reference Assets have performed positively over the term of the notes, your return may still be less than the return represented by the Call Amount. Furthermore, even if the return you receive is greater than the return represented by the Call Amount, such return may reflect a lower return on a per annum basis. If the notes are not automatically redeemed and the Final Level of any Reference Asset is less than its Buffer Level, your return on the notes will be negative. Depending on the Final level of the Least Performing Reference Asset, the return you receive at maturity may be less than, and potentially significantly less than, the return represented by the Call Amount.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for interest payments and the payment you receive at maturity, if any, may be less than the principal amount of the notes. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Related to the Reference Assets

•	Owning the notes is not the same as owning shares of the Reference Assets or a security directly linked to the Reference Assets. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Reference Assets or a security directly linked to the performance of the Reference Assets and held that investment for a similar period. Your notes may trade quite differently from the Reference Assets. Changes in the level of a Reference Asset may not result in comparable changes in the market value of your notes. Even if the levels of the Reference Assets increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Reference Assets increase. In addition, any dividends or other distributions paid on a Reference Asset will not be reflected in the amount payable on the notes.
•	You will not have any shareholder rights and will have no right to receive any shares of the Reference Assets (or any company included in a Reference Asset) at maturity. — Investing in your notes will not make you a holder of any shares of the Reference Assets or any securities held by the Reference Assets. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Reference Assets or such underlying securities.
•	No delivery of shares of the Reference Assets. — The notes will be payable only in cash. You should not invest in the notes if you seek to have the shares of a Reference Assets delivered to you at maturity.
•	Changes that affect an Underlying Index will affect the market value of the notes and the amount you will receive at maturity. — With respect to each Reference Asset, the policies of the applicable index sponsor concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and, therefore, could affect the share price of the Reference Asset, the amounts payable on the notes, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.

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•	We have no affiliation with any index sponsor of any Underlying Index and will not be responsible for any index sponsor's actions. — The sponsors of the Underlying Indices are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor of any Underlying Index.
•	Adjustments to a Reference Asset could adversely affect the notes. — The sponsor and advisor of each Reference Asset is responsible for calculating and maintaining that Reference Asset. The sponsor and advisor of each Reference Asset can add, delete or substitute the stocks comprising that Reference Asset or make other methodological changes that could change the share price of the applicable Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.
•	We and our affiliates do not have any affiliation with any applicable investment advisor or the any Reference Asset Issuer and are not responsible for their public disclosure of information. — The investment advisor of each Reference Asset advises the issuer of the applicable Reference Asset (each, a “Reference Asset Issuer” and, collectively, the “Reference Asset Issuers”) on various matters, including matters relating to the policies, maintenance and calculation of the applicable Reference Asset. We and our affiliates are not affiliated with the investment advisor of any Reference Asset or any Reference Asset Issuer in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to a Reference Asset. No investment advisor of a Reference Asset nor any Reference Asset Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to a Reference Asset that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about any investment advisor or any Reference Asset Issuer contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Reference Asset Issuers.
•	The correlation between the performance of a Reference Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of each Reference Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on a Reference Asset may correlate imperfectly with the return on the applicable Underlying Index.
•	The Reference Assets are subject to management risks. — The Reference Assets are subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of a Reference Asset Issuer’s assets in securities not included in the relevant industry or sector but which the applicable investment advisor believes will help applicable the Reference Asset track the relevant industry or sector.
•	You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the level of the Reference Assets. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Assets. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Assets at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely on the views expressed by our affiliates.
Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Relating to the VanEck® Gold Miners ETF

•	An investment in the notes is subject to foreign currency exchange rate risk. — The share price of the VanEck® Gold Miners ETF will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the VanEck® Gold Miners ETF are traded. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of these currencies. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the VanEck® Gold Miners ETF will be adversely affected and the price of its shares may decrease.
•	An investment in the notes is subject to risks associated with foreign securities markets. — The Underlying Index of the VanEck® Gold Miners ETF tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying Index of the VanEck® Gold Miners ETF may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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•	An investment in the notes is subject to risks associated with emerging markets. — The Underlying Index of the VanEck® Gold Miners ETF consists of stocks issued by companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
The shares tracked by the Underlying Index of the VanEck® Gold Miners ETF may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the levels of the of the VanEck® Gold Miners ETF, which could, in turn, adversely affect the value of, and amount payable on, the notes.
•	An investment in the notes is subject to risks associated with concentration in the gold and silver mining industries. — All or substantially all of the equity securities held by the VanEck® Gold Miners ETF are issued by gold or silver mining companies. An investment in the notes will be exposed to risks in the gold and silver mining industries. As a result of being linked to a single industry or sector, the notes may have increased volatility as the share price of the VanEck® Gold Miners ETF may be more susceptible to adverse factors that affect that industry or sector. Competitive pressures may have a significant effect on the financial condition of companies in these industries.
In addition, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries.
•	Relationship to gold and silver bullion. — The VanEck® Gold Miners ETF invests in shares of gold and silver mining companies, but not in gold bullion or silver bullion. The VanEck® Gold Miners ETF may under- or over-perform gold bullion and/or silver bullion over the term of the notes.
•	The VanEck® Gold Miners ETF has transitioned to tracking a new underlying index, which could adversely affect its performance. — Prior to September 19, 2025, the VanEck® Gold Miners ETF sought to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index. After market close on September 19, 2025, the VanEck® Gold Miners ETF’s benchmark index became the MarketVector Global Gold Miners Index. The MarketVector Global Gold Miners Index differs from the NYSE Arca Gold Miners Index in important ways, including use of different market capitalization criteria for inclusion in the index and different weighting schemes, and the composition of the VanEck® Gold Miners ETF has changed as a result of this transition.
When evaluating the historical performance of the VanEck® Gold Miners ETF, you should bear in mind that the index tracked by the VanEck® Gold Miners ETF before market close on September 19, 2025 is different from the index that the VanEck® Gold Miners ETF tracks currently. The historical performance of the VanEck® Gold Miners ETF might have been meaningfully different (positive or negative) had the VanEck® Gold Miners ETF tracked the MarketVector Global Gold Miners Index before market close on September 19, 2025.
We cannot predict what effect these changes may have on the performance of the VanEck® Gold Miners ETF. It is possible that these changes could adversely affect the performance of the VanEck® Gold Miners ETF and, in turn, your return on the notes.

Risks Relating to the VanEck® Oil Services ETF

•	An investment in the notes is subject to risks associated with concentration in the oil service sector. — All or substantially all of the equity securities held by the VanEck® Oil Services ETF are issued by companies in the crude oil drilling and other oil sector services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. The stock prices of oil service companies could be subject to wide fluctuations in response to a variety of factors, including the ability of the OPEC to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the performance of the VanEck® Oil Services ETF.
•	An investment in the notes is subject to risks associated with investing in stocks with small- and mid-capitalization companies. — The VanEck® Oil Services ETF may invest in stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the share price of the VanEck® Oil Services ETF may be more volatile than that of a market measure that does not track solely small- and mid-capitalization stocks.
•	An investment in the notes is subject to risks associated with foreign securities. — The Underlying Index of the VanEck Vectors Oil Services ETF tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. There is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of foreign securities are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Risks Relating to the State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF

•	An investment in the notes is subject to risks associated with concentration in the oil and gas industry. — All or substantially all of the equity securities held by the State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF are issued by companies in the oil and gas exploration and production sector. As a result, the stocks that will determine the performance of the State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF are concentrated in one sector, and an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the oil and gas exploration and production sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors. The issuers of the stocks held by the State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to oil and gas production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for oil and gas products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in this sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for oil and gas products and services in general, as well as negative developments in these other areas, would adversely impact the value of the stocks held by the State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF, the market price of the State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF, and the value of the notes.

General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Reference Assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Assets and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.
•	Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes will exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations. The initial estimated value of the notes may be as low as the amount indicated on the cover page hereof.
•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is, and our estimated value as determined on the Pricing Date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Assets, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.
•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

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•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of the Reference Assets, futures or options relating to the Reference Assets or other derivative instruments with returns linked or related to changes in the performance on the Reference Assets. We or our affiliates may also trade in the Reference Assets, such securities, or instruments related to the Reference Assets from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.
•	Many economic and market factors will influence the value of the notes. — In addition to the levels of the Reference Assets and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.
•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of $100.00, a hypothetical Upside Leverage Factor of 125.00%, a hypothetical Buffer Level of $70.00 (70.00% of the hypothetical Initial Level), a Downside Leverage Factor of approximately 142.86%, a range of hypothetical Final Levels and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically redeemed, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the Call Amount. You may lose some or all of the principal amount at maturity.

Hypothetical Final Level of the Least Performing Reference Asset	Hypothetical Final Level of the Least Performing Reference Asset Expressed as a Percentage of its Initial Level	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
$200.00	200.00%	$2,250.00	125.00%
$180.00	180.00%	$2,000.00	100.00%
$160.00	160.00%	$1,750.00	75.00%
$140.00	140.00%	$1,500.00	50.00%
$120.00	120.00%	$1,250.00	25.00%
$100.00	100.00%	$1,000.00	0.00%
$90.00	90.00%	$1,000.00	0.00%
$80.00	80.00%	$1,000.00	0.00%
$70.00	70.00%	$1,000.00	0.00%
$69.99	69.99%	$999.857	-0.014%
$60.00	60.00%	$857.143	-14.286%
$40.00	40.00%	$571.429	-42.857%
$20.00	20.00%	$285.714	-71.429%
$0.00	0.00%	$0.00	-100.00%

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Least Performing Reference Asset decreases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $60.00, representing a Percentage Change of –40.00%. Because the Percentage Change of the Least Performing Reference Asset is negative and its hypothetical Final Level is less than its Buffer Level, the investor receives a payment at maturity of $857.143 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (–40.00% + 30.00%) x 100%/70%] = $857.143

Example 2: The level of the Least Performing Reference Asset decreases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $90.00, representing a Percentage Change of -10.00%. Although the Percentage Change of the Least Performing Reference Asset is negative, because its hypothetical Final Level is greater than its Buffer Level, the investor receives a payment at maturity equal to the principal amount of the notes.

Example 3: The level of the Least Performing Reference Asset increases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $120.00, representing a Percentage Change of 20.00%. Because the hypothetical Final Level of the Least Performing Reference Asset is greater than its hypothetical Initial Level, the investor receives a payment at maturity of $1,250.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + $1,000 x (20.00% x 125.00%) = $1,250.00

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid derivative contracts in respect of the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the product supplement dated March 25, 2025 under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Pre-Paid Derivative Contracts,” which applies to the notes, except the following disclosure which supplements, and to the extent inconsistent supersedes, the discussion in the product supplement.

Under current Internal Revenue Service guidance, withholding on "dividend equivalent" payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are "delta-one" instruments. Based on our determination that the notes are not delta-one instruments, non-United States holders (as defined in the product supplement) should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes. Selected dealers will receive a structuring fee of up to $2.50 from us or one of our affiliates for each note.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Assets or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use the final pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of the hedging profit that we or our affiliates expect to realize over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

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Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA") for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados
•	Bermuda

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof, and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date will be determined based on the market conditions on the Pricing Date.

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The Reference Assets

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any Reference Asset Issuer and the Reference Asset Issuers will have no obligations with respect to the notes. This document relates only to the notes and does not relate to the shares of the Reference Assets or any securities included in any Underlying Index. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Reference Assets in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of the Reference Assets, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Assets could affect the price of the shares of the Reference Assets on each Observation Date and on the Valuation Date, and therefore could affect the payments on the notes.

The selection of a Reference Asset is not a recommendation to buy or sell the shares of that Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Reference Assets. Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to the Reference Assets may be obtained through the SEC’s website at http://www.sec.gov.

We encourage you to review recent levels of the Reference Assets prior to making an investment decision with respect to the notes.

The VanEck® Gold Miners ETF (“GDX”)

The VanEck® Gold Miners ETF is an investment portfolio maintained, managed and advised by Van Eck Associates Corporation. The VanEck® Gold Miners ETF is classified as a “non-diversified” fund under the Investment Company Act of 1940. The VanEck® Gold Miners ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MarketVector Global Gold Miners Index. Information about the VanEck® Gold Miners ETF filed with the SEC can be found by reference to its SEC file numbers: 333-123257 and 811-10325 or its CIK Code: 0001137360. Shares of the VanEck® Gold Miners ETF are listed on the NYSE Arca under ticker symbol "GDX."

Prior to September 19, 2025, the VanEck® Gold Miners ETF sought to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index. After market close on September 19, 2025, the VanEck® Gold Miners ETF’s benchmark index became the NYSE MarketVector Global Gold Miners Index. The MarketVector Global Gold Miners Index differs from the NYSE Arca Gold Miners Index in important ways, including use of different market capitalization criteria for inclusion in the index and different weighting schemes, and the composition of the VanEck® Gold Miners ETF has changed as a result of this transition.

The MarketVector Global Gold Miners Index

All information in this document regarding the MarketVector Global Gold Miners Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, Solactive AG (“Solactive”). Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. The MarketVector is maintained and published by Solactive. Solactive has no obligation to continue to publish, and may discontinue the publication of the MarketVector Global Gold Miners Index.

The MarketVector Global Gold Miners Index is a float-adjusted modified market capitalization-weighted index that tracks the performance of companies involved primarily in the gold and silver mining industry. The MarketVector Global Gold Miners Index includes common stocks, ADRs and GDRs of selected companies that are involved primarily in mining for gold or silver ore and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Generally, this will include exchanges in most developed markets and major emerging markets, and will include companies that are cross-listed, e.g., both U.S. and Canadian listings. Solactive will use its discretion to avoid exchanges and markets that are considered “frontier” in nature or have major restrictions to foreign ownership. The MarketVector Global Gold Miners Index includes companies that derive at least 50% (25% for current Index components) of their revenues from gold and/or silver mining/royalties/streaming or have at least 50% (25% for current Index components) of their mineral resources related to gold. The weight of companies with less than 50% exposure to gold-related activities will not exceed 20% of the Index at rebalance.

Only companies that have a market capitalization of greater than $150 million as of the end of the month prior to the month in which a rebalancing date occurs that have an average monthly trading volume of at least 250,000 shares over the past six months and an average daily value traded of at least $1 million are eligible for inclusion in the MarketVector Global Gold Miners Index.

For reasons of practicality, Solactive has the discretion to not include all companies that meet the minimum levels for inclusion. These include, but are not limited to, pending corporate actions, litigation or geo-political events that may affect a given stock. In addition, Solactive has the discretion to include companies that do not meet the minimum levels for inclusion, if it determines that by doing so it maintains the quality and/or character of the index.

The MarketVector Global Gold Miners Index was assigned a base date of April 30, 2006 and a base value of 1,000.00.

Calculation of the MarketVector Global Gold Miners Index

The MarketVector Global Gold Miners Index is calculated using modified float-adjusted market cap weighting strategy. The MarketVector Global Gold Miners Index is weighted based on the float-adjusted market capitalization of each of the component securities, modified to conform to the asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the MarketVector Global Gold Miners Index and described below as Diversification Rule 1 and Diversification Rule 2.

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The MarketVector Global Gold Miners Index is reviewed quarterly so that the MarketVector Global Gold Miners Index components continue to represent the index’s objective of measuring the performance of highly capitalized companies in the gold and silver mining industries. The MarketVector may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, in the event of certain corporate actions or if, in the MarketVector’s discretion, such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the MarketVector Global Gold Miners Index. Changes to the MarketVector Global Gold Miners Index compositions and/or the component share weights in the MarketVector Global Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

At the time of the quarterly rebalance, the weights for the components stocks (taking into account expected component changes and share adjustments), are modified in accordance with the following procedures.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the MarketVector Global Gold Miners Index, then all stocks greater than 20% of the MarketVector Global Gold Miners Index are reduced to represent 20% of the value of the MarketVector Global Gold Miners Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated. If there is no component stock over 20% of the total value of the MarketVector Global Gold Miners Index to start, then this Diversification Rule 1 is not executed.

Diversification Rule 2: All components with more than 50% exposure to gold-related activities outlined that exceed 4.5% in weight but at least the largest five and at the maximum the largest 9 of these components are grouped together ( “Large-Weights”). All other components are grouped together as well (“Small-Weights”). If the aggregated weighting of all components in Large-Weight exceeds 45%, then a capping factor is calculated to bring the weighting down to 45% - at the same time a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 55%. These two factors are then applied to all components in the Large-Weights or the Small-Weights respectively. This will be adjusted for through the following process:

(1)	The maximum weight for any single “Large-Weight” security is 20% and the minimum weighting is 5%. If a security is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Large-Weights.

(2)	The maximum weight for any single “Small-Weight” security is 4.5%. If a security is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Small-Weights.

In conjunction with the quarterly review, the share weights used in the calculation of the MarketVector Global Gold Miners Index are determined based upon current shares outstanding modified, if necessary, to provide greater index diversification, as described above. As a general rule, the index components and their share weights are determined and announced prior to taking effect according to the timing set forth in the methodology, however emergency actions may require Solactive to deviate from the normal scheduling. The share weight of each component stock in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions. The MarketVector may substitute stocks or change the number of stocks included in the MarketVector Global Gold Miners Index, based on changing conditions in the industry or in the event of certain types of corporate actions. If changes are made, the index divisor may be adjusted to ensure that there are no changes to the index price as a result of non-market forces.

The VanEck® Oil Services ETF (“OIH”)

The VanEck® Oil Services ETF is an investment portfolio managed by VanEck® ETF Trust, a registered investment company that consists of numerous separate investment portfolios. The VanEck® Oil Services ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the publicly traded securities in the MVIS® US Listed Oil Services 25 Index (the “Underlying Index”). Information about the Energy Select Sector SPDR® Fund can be found by reference to its SEC file numbers 333-123257 and 811-10325 or its CIK Code: 0001137360. Shares of the VanEck® Oil Services ETF are listed on the NYSE Arca under the ticker symbol “OIH.”

The MVIS® US Listed Oil Services 25 Index

The MVIS® US Listed Oil Services 25 Index is a modified market capitalization-based index, intended to provide an indication of the largest and most liquid U.S.-listed companies that generate at least 50% of their revenues from oil services.

The Underlying Index is the exclusive property of MarketVector Indexes GmbH (a wholly owned subsidiary of Van Eck Securities Corporation), which has contracted with Solactive AG to maintain and calculate the Underlying Index. Van Eck Securities Corporation and its affiliates have no obligation to continue to publish, and may discontinue the publication of, the Underlying Index.

The Underlying Index includes common stocks and depositary receipts of U.S. exchange-listed companies in the oil services segment. Such companies may include small- and medium-capitalization companies and foreign companies that are listed on a U.S. exchange.

Construction, Maintenance and Calculation of The MVIS® US Listed Oil Services 25 Index:

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The MVIS® US Listed Oil Services 25 Index is developed and maintained in accordance with the following criteria:

•	Each of the component stocks in a MVIS® US Listed Oil Services 25 Index (the “Component Stocks”) must generate at least 50% of their revenues from oil services to the upstream oil sector, which includes companies engaged primarily in oil equipment, oil services or oil drilling.

•	Constituent stocks of the index must have a market capitalization of greater than $150 million as of the end of the month prior to the month in which a rebalancing date occurs to be eligible for inclusion. Stocks whose market capitalizations fall below $75 million as of the end of the month prior to the month in which any rebalancing date occurs will no longer be eligible.

•	Stocks must have a three-month average daily trading volume of at least $1 million to be eligible for the index and issuers of such stocks must have traded at least an average of 250,000 shares per month over the last six months. Only shares that trade on a recognized U.S. exchange may qualify.

•	Companies with recent stock exchange listings (i.e., initial public offerings) may be added to the index on a semi-annual basis, provided the companies meet all eligibility criteria and have been trading for more than 30 trading days. The share weights of the index components are adjusted on a quarterly basis (every third Friday in a quarter-end month).

The largest 50 securities (by full market capitalization) from the eligible universe qualify. The 50 securities are ranked in two ways: (1) by free-float market capitalization in descending order where the largest security receives a rank of ”1” and; (2) by three-month average daily-trading volume in descending order where the most liquid security receives a rank of ”1”. The ranks for each security are added together. If two securities have the same sum of ranks, then the larger security is placed on top.

The securities ranking in the top 10 are selected as components. The remaining 15 components are selected from the highest ranking current index components ranked between 11 and 40. If the number of selected securities is still below 25, then the highest ranked remaining securities are selected until 25 components are selected. In case the number of eligible securities is below the minimum of 25, additional securities are added by the decision of MarketVector Indexes GmbH until the number of securities selected to the index reaches the minimum of 25 components.

The index is rebalanced semi-annually, at the close of business on the last business day in February and August, and companies are added and/or deleted based upon the index eligibility criteria.

The State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF (“XOP”)

The State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF is an investment portfolio maintained and managed by SSgA Funds Management, Inc. (“SSFM”). The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF. The State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Oil & Gas Exploration & Production Select Industry Index. Information about the State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF filed with the SEC can be found by reference to its SEC file numbers: 333-57793 and 811-08839 or its CIK Code: 0001064642. Shares of the State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF are listed on the NYSE Arca under ticker symbol "XOP."

The S&P® Oil & Gas Exploration & Production Select Industry Index

All information in this document regarding the S&P® Oil & Gas Exploration & Production Select Industry Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P”), a division of S&P Global. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. The S&P® Oil & Gas Exploration & Production Select Industry Index is maintained and published by S&P. S&P has no obligation to continue to publish, and may discontinue the publication of, the S&P® Oil & Gas Exploration & Production Select Industry Index.

The S&P® Oil & Gas Exploration & Production Select Industry Index is a modified equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P Total Market Index (“S&P TMI”). The S&P TMI includes all U.S. common equities listed on the New York Stock Exchange, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX.

Eligible Constituents

In addition to being included in the S&P TMI and one of the relevant Global Industry Classification Standard (“GICS”) sub-industries, a stock must meet market capitalization and liquidity requirements to be included in the S&P® Oil & Gas Exploration & Production Select Industry Index. Specifically, companies must satisfy the following combined size and liquidity criteria:

•     have a float-adjusted market capitalization greater than or equal to $500 million with a float-adjusted liquidity ratio (defined by dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the index rebalancing reference date) greater than or equal to 90% or have a float-adjusted market capitalization greater than or equal to $400 million with a float-adjusted liquidity ratio (as defined above) greater than or equal to 150%; and

•     are U.S. based companies.

To evaluate liquidity, the dollar value traded for initial public offerings or spin-offs that do not have 12 months of trading history is annualized. The market capitalization threshold may be relaxed to ensure that there are at least 22 stocks in the S&P TMI as of the rebalancing effective date. Existing S&P TMI constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their float-adjusted liquidity ratio falls below 50%. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions. The S&P TMI rebalances and reconstitutes quarterly on the third Friday of the quarter ending month. The reference date for additions and deletions is after the close of the last trading date of the previous month.

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At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the S&P® Oil & Gas Exploration & Production Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the S&P® Oil & Gas Exploration & Production Select Industry Index.

Calculation of the S&P® Oil & Gas Exploration & Production Select Industry Index

The S&P® Oil & Gas Exploration & Production Select Industry Index is calculated by a divisor methodology and uses an adjusted equal-weighting methodology to weight constituent companies.

The initial divisor is set to have a base index value of 1000 on December 17, 1999. The index value is simply the index market value divided by the index divisor, and, in order to maintain index continuity, the divisor is adjusted at each rebalancing and for certain corporate actions. All index divisor adjustments are made after the close of trading based on closing prices.

The weight for each constituent is subject to a hard cap of 4.5% as well as a liquidity cap, where the excess weight is distributed proportionately among the remaining index constituents. As stock prices move, the weights will shift and the modified weights will change, thus requiring rebalancing from time to time to re-establish the proper weighting. Index membership is reviewed quarterly, and rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. At each quarterly rebalancing, companies are initially equally-weighted using closing prices as of the second Friday of the last month of the quarter. The liquidity cap is then applied, followed by the hard cap of 4.5%. Applying the caps and redistributing the excess weight among the remaining index constituents is an iterative process, and as a result, the redistribution of excess weight following the application of the hard cap may cause a stock to exceed the weight limit imposed by the liquidity cap. In such cases, no further adjustments will be made.

Companies are added between rebalancings only if a deletion in the S&P® Oil & Gas Exploration & Production Select Industry Index causes the number of constituents in the index to fall below 22. In those cases, each company deletion is accompanied by a company addition. The weight of the new company in the S&P® Oil & Gas Exploration & Production Select Industry Index will be the weight that the deleted company had before being removed. In the case of mergers involving at least one index constituent, the merged company will remain in the S&P® Oil & Gas Exploration & Production Select Industry Index if it meets all of the eligibility requirements. The merged company will retain the weight the pre-merger company had as a constituent. If both companies involved in a merger are index constituents prior to the merger, the merged company will be added at the weight of the company deemed to be the acquirer in the merger. In the case of spin-offs, the S&P® Oil & Gas Exploration & Production Select Industry Index will follow the S&P TMI’s treatment of the action. If the S&P TMI treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the S&P® Oil & Gas Exploration & Production Select Industry Index will also treat the spin-off in the same way. A company is deleted from S&P® Oil & Gas Exploration & Production Select Industry Index if the S&P TMI drops the company. If a company’s GICS classification changes so that the company no longer belongs to one of the applicable qualifying sub-industries after the classification change, the company is removed from the S&P® Oil & Gas Exploration & Production Select Industry Index at the next rebalancing.

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